CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated November 27, 2020 on the financial statements and financial highlights of Ziegler Piermont Small Cap Value Fund and Ziegler Senior Floating Rate Fund, each a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the September 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                            /s/ BBD, LLP
                            BBD, LLP

Philadelphia, Pennsylvania
January 27, 2021